Exhibit 99.1

INTERCREDITOR AGREEMENT

dated and effective as of

August 1, 2007

among

DCFS USA LLC,
as Titling Trust Administrator and as an Interest Holder,

DAIMLER TRUST,
as Titling Trust,

DAIMLER TRUST HOLDINGS LLC,
as the Initial Beneficiary, as a Multiple-Use SPV and as an Interest Holder,

and

THE OTHER PERSONS becoming party to this Agreement from
time to time pursuant to a Joinder Agreement

i

INDEX OF DEFINED TERMS

—A—
Agreement	Preamble

—B—
Bankruptcy Code	Section 1.1
Beneficial Interest	Section 1.1
BONY	Recitals

—C—
Certificate	Recitals

—D—
Daimler Commercial Specified Interest	Recitals
Daimler Commercial Specified Interest Certificate	Recitals
Daimler Retail Specified Interest	Recitals
Daimler Retail Specified Interest Certificate	Recitals
DCFS USA	Preamble
Designated Rating Agency	0

—E—
Existing Party	Section 3.1(a)

—H—
Holdings	Preamble
Holdings LLC Agreement	Recitals

—I—
Initial Beneficiary	Preamble
Initial Daimler Specified Interest Certificates	Recitals
Initial Daimler Specified Interests	Recitals
Interest Holder	Recitals
Interim Trust Agreement	Recitals

—J—
Joinder Agreement	Section 1.1

—M—
Multiple-Use SP	Section 1.1

—O—
Other Assets, Rights and Interests	Section 2.1(b
)
—P—
Person	Section 1.1

—R—
Registered Pledgee	Section 1.1
Related Assets, Rights and Interests	Section 2.1(b)
Related Specified Assets	Section 1.1

—S—
Securities	Recitals
Series	Recitals
Servicer	Section 1.1
Specified Interest	Recitals

—T—
Titling_Trust	Preamble
Titling Trust Administrator	Preamble
Titling Trust Agreement	Recitals
Titling Trustee	Recitals
Titling Trust Note	Recitals
Trustee	Section 4.8(b)
Trustees	Section 4.8(b)

—U—
Undertaking	Recitals

INTERCREDITOR AGREEMENT, dated and effective as of August 1, 2007 (this “Agreement”), among:

(i)           DCFS USA LLC, a Delaware limited liability company (“DCFS USA”), as Titling Trust Administrator under the Titling Trust Agreement (together with its successors and assigns in such capacity, the “Titling Trust Administrator”) and as an Interest Holder;

(ii)          DAIMLER TRUST, a Delaware statutory trust (the “Titling_Trust”);

(iii)         DAIMLER TRUST HOLDINGS LLC, a Delaware limited liability company (“Holdings”), as the successor to DCFS USA as Initial Beneficiary of the Titling Trust (the “Initial Beneficiary”), as a Multiple-Use SPV, and as an Interest Holder; and

(iv)        THE OTHER PERSONS becoming party to this Agreement from time to time pursuant to a Joinder Agreement in the manner specified herein.

BACKGROUND

1.           The Titling Trust was established pursuant to the Trust Agreement, dated as of June 18, 2007 (the “Interim Trust Agreement”), between DCFS USA, as Depositor, and The Bank of New York (Delaware), a national banking association (“BONY”), as trustee (in such capacity, the “Titling Trustee”), for the purpose of holding title to certain motor vehicle leases, the related leased vehicles and certain other related assets.

2.           As of the date hereof, the Interim Trust Agreement was amended and restated pursuant to the Amended and Restated Trust Agreement, dated as of August 1, 2007 (the “Titling Trust Agreement”), among DCFS USA, as Initial Beneficiary and as Titling Trust Administrator, and BONY, as Titling Trustee.

3.           Pursuant to Section 4.1(a) of the Titling Trust Agreement, the Holder of any Series issued by the Titling Trust may from time to time direct the Titling Trust Administrator to designate a separate series of beneficial interest of the Titling Trust (each such series, a “Specified Interest”) and, in connection with each such designation, the Titling Trust Administrator, on behalf of the Titling Trust, will issue to, or to the order of, such Holder one or more certificates (each, a “Certificate” and all of the Certificates issued in connection with a Specified Interest, a “Series”), which at any time will collectively represent the entire Beneficial Interest in the assets allocated to such Specified Interest at such time.

4.           As of the date hereof, the Titling Trust has issued to DCFS USA (1) a Certificate representing the entire Beneficial Interest in the Specified Interest designated as the “Daimler Commercial Specified Interest” (such Certificate, the “Daimler Commercial Specified Interest Certificate”) and (2) a Certificate representing the entire Beneficial Interest in the Specified Interest designated as the “Daimler Retail Specified Interest” (such Certificate, the “Daimler Retail Specified Interest Certificate” and, together with the Daimler Commercial Specified Interest Certificate, the “Initial Daimler Specified Interest Certificates”).  The

Daimler Commercial Specified Interest and the Daimler Retail Specified Interest are referred to together as the “Initial Daimler Specified Interests.”

5.           As of the date hereof, pursuant to the Contribution Agreement, dated and effective as of August 1, 2007, DCFS USA contributed the Initial Daimler Specified Interest Certificates, and its rights and obligations as the Initial Beneficiary under the Titling Trust Agreement, to Holdings.

6.           Holdings is structured as a special-purpose bankruptcy-remote entity, and is governed by the Limited Liability Agreement, dated as of August 1, 2007 (the “Holdings LLC Agreement”), by DCFS USA as Member.

7.           Pursuant to the Holdings LLC Agreement, Holdings may acquire from time to time the Certificates issued by the Titling Trust.

8.           The Titling Trust Agreement provides that the Holder of any Certificate issued by the Titling Trust may designate a Registered Pledgee of such Certificate and provide for certain rights in favor of such pledgee with respect to the related Specified Interest.

9.           It is contemplated that the Holder(s) of any Series may from time to time enter into one or more agreements, contracts or other written obligations of such Holder(s), the payments under which are derived from or collateralized by Collections on the related Specified Assets (each, an “Undertaking”).

10.           The Titling Trust Agreement provides that the Titling Trust may issue notes (each, a “Titling Trust Note”) which are secured or otherwise backed by the Specified Assets with respect to one or more Specified Interests of the Titling Trust.

11.           It is contemplated that one or more special-purpose entities or other Persons may issue, with respect to any Series, asset-backed securities the payments on which are derived in any material part from amounts received with respect to the related Specified Assets (“Securities”).

12.           The parties wish to provide that each Person becoming (i) a Holder of a Certificate, (ii) a Registered Pledgee or otherwise a pledgee of, or secured party with respect to, a Certificate, (iii) a party to an Undertaking, (iv) an indenture trustee or collateral agent for the benefit of one or more holders of Securities, (v) a holder of a Titling Trust Note or (vi) a Member or Initial Beneficiary of the Titling Trust or any Person acquiring similar rights and obligations with respect to the Titling Trust (each Person described in clauses (i) through (vi), an “Interest Holder”) will agree that any claims that such Interest Holder may be deemed to have against the Titling Trust, the Titling Trustee, DCFS USA, Holdings and the other Multiple-Use SPVs from time to time parties to this Agreement will be limited to the related Certificates and the related Specified Assets, and to the extent that any such Interest Holder nevertheless is deemed to have any claim against the Titling Trust, DCFS USA, Holdings or any other Multiple-Use SPV from time to time party to this Agreement, such claim will be subordinate to the claims of any other Interest Holders, to the extent of the Certificates and Specified Assets relating to such other Interest Holders.

The Parties agree as follows:

ARTICLE I

USAGE AND DEFINITIONS

Section 1.1            Definitions.  Capitalized terms used but not otherwise defined in this Agreement have the meanings specified in the Titling Trust Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code, as set forth in Title 11 of the United States Code.

“Beneficial Interest” has the meaning specified in the Titling Trust Agreement.

“Joinder Agreement” means a joinder agreement substantially in the form of  Exhibit A.

“Multiple-Use SPV” means Holdings and each other Interest Holder becoming a party to this Agreement pursuant to a Joinder Agreement (i) that is designated by the Titling Trust Administrator as a multiple-use SPV, (ii) that by the terms of its constituent documents, or by the terms of any action of its governing body, is authorized and permitted to acquire Certificates or Titling Trust Notes from time to time and (iii) the purposes and powers of which are limited by its constituent documents to (x) engaging in the transaction referred to in clause (ii) of this definition, (y) other transactions involving the Titling Trust, any Certificates, Securities, Titling Trust Notes or Undertakings, and the Titling Trust Assets and (z) other activities incidental to or designed to facilitate the foregoing.

“Person” means a legal person, including any individual, corporation, estate, limited liability company, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Registered Pledgee” has the meaning specified in the Titling Trust Agreement.

“Related Specified Assets” means with respect to any (i) Series or Certificate of such Series, the Specified Assets in which such Series represents the Beneficial Interest, (ii) Titling Trust Note, the Specified Assets that are pledged to secure, or otherwise back, such Titling Trust Note, (iii) Security or Undertaking, the Specified Assets, Collections on which are used to make payments on such Security or Undertaking or (iv) Interest Holder, the Specified Assets with respect to the Certificate, Security or Titling Trust Note held by such Interest Holder, or Undertaking to which such Interest Holder is a party.

“Servicer” means, with respect to any Specified Interest, the servicer appointed by the Holder(s) of the related Certificate(s) pursuant to the Titling Trust Agreement.

Section 1.2            Usage.  The following rules of construction and usage are applicable to this Agreement and to any Joinder Agreement or any other agreement, certificate or document made or delivered pursuant to any such agreement.

(a)           References in an agreement to “Article,” “Section,” “Exhibit,” “Schedule” or another subdivision or to an attachment are, unless otherwise specified, to an article, section, exhibit, schedule or subdivision of or an attachment to such agreement or instrument; and the term “including” means “including without limitation.”

(b)          The definitions contained in this Agreement are equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(c)           Any agreement or statute defined or referred to in this Agreement or in any agreement that incorporates this Agreement means such agreement or statute as from time to time amended, modified, supplemented or replaced, including (in the case of agreements) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes (in the case of agreements) references to all attachments thereto and instruments incorporated therein and (in the case of statutes) any rules and regulations promulgated thereunder and any judicial and administrative interpretations thereof.

(d)           References to a Person are also to its permitted successors and assigns.

ARTICLE II

LIMITATION OF RECOURSE AND SUBORDINATION

Section 2.1            Limited Recourse.  Each Interest Holder agrees that any claim that such Interest Holder may seek to enforce against:

(a)           the Titling Trust is limited to the Related Specified Assets with respect to such Interest Holder only and does not represent a claim against the assets of the Titling Trust as a whole or any Specified Assets other than the Related Specified Assets with respect to such Interest Holder; or

(b)           DCFS USA or any Multiple-Use SPV is limited to any right, title or interest that DCFS USA or such Multiple-Use SPV may have in the Related Specified Assets with respect to such Interest Holder or the related Certificates or other interests in the Titling Trust, to the extent representing an interest in such Related Specified Assets (the “Related Assets, Rights and Interests”), and does not represent a claim against DCFS USA or any Multiple-Use SPV as a whole or with respect to any assets of DCFS USA or any Multiple-Use SPV other than the Related Assets, Rights and Interests with respect to such Interest Holder (the “Other Assets, Rights and Interests”).

Section 2.2             Subordination.

(a)           Each Interest Holder agrees that any claim that such Interest Holder may seek to enforce at any time against either (1) the Titling Trust Assets, other than the Related Specified Assets or (2) any Other Assets, Rights and Interests will be subordinate to the payment in full of the claims of the Interest Holders with respect to which such other Titling

Trust Assets or Other Assets, Rights and Interests constitute Related Specified Assets or Related Assets, Rights and Interests, as the case may be.

(b)           Each Interest Holder irrevocably makes the election afforded to secured creditors by Section 1111(b)(1)(A)(i) of the Bankruptcy Code to receive the treatment afforded by Section 1111(b)(2) of the Bankruptcy Code with respect to any secured claim that such Interest Holder may have against the Titling Trust Assets other than the Related Specified Assets with respect to such Interest Holder or any Other Assets, Rights and Interests.

(c)           The parties to this Agreement intend that Section 2.2(a) constitute an enforceable subordination agreement under Section 510(a) of the Bankruptcy Code.

(d)           The Titling Trust will cause each holder of Titling Trust Notes or Securities to execute and deliver to the Titling Trust Administrator a representation letter, subscription agreement, or other document acknowledging and assenting to this Agreement.

Section 2.3            Exception to Limited Recourse and Subordination.  Notwithstanding Section 2.1(b),  Section 2.2(a) and Section 2.2(b), such provisions will not limit, subordinate or otherwise modify any claims against DCFS USA with respect to any right to indemnification, commitment to repurchase or other obligation of DCFS USA relating to:

(i)           any of the Related Specified Assets (or the Beneficial Interest therein),

(ii)          the related Securities, Undertakings or Titling Trust Notes,

(iii)         any related credit enhancement,

(iv)         any transactions entered into in connection with the Related Specified Assets (or the beneficial interest therein), the related Securities, Undertakings or Titling Trust Notes or any such credit enhancement,

(v)          any administrative services performed in connection with the Related Specified Assets or the related Securities, Undertakings or Titling Trust Notes,

(vi)         any servicing obligation, or

(vii)        any obligation to any Person acting as trustee, registrar or Titling Trust Administrator (including as Trustee, owner trustee or indenture trustee).

ARTICLE III

NEW PARTIES AND BENEFICIARIES

Section 3.1            Additional Interest Holders.

(a)           None of the Titling Trust, the Initial Beneficiary, the Titling Trust Administrator or any Interest Holder (any such Person, an “Existing Party”) may engage in a transaction that creates a new Interest Holder unless and until such new Interest Holder enters into a Joinder Agreement between such Interest Holder and such Existing Party and delivers an executed copy of such Joinder Agreement to each Person then a party to this Agreement.

(b)           From and after the date on which any Interest Holder delivers an executed copy of a Joinder Agreement with respect to such Interest Holder to the Titling Trustee, on behalf of the Titling Trust, and to the Titling Trust Administrator, such Interest Holder will constitute a party to this Agreement.

Section 3.2            Updated Notice.  Any Person becoming an Interest Holder after the original execution of this Agreement will provide its address to the Titling Trust Administrator, and the Titling Trust Administrator will promptly amend Schedule I in each such event and will provide such amended Schedule I to the Titling Trustee.  The Titling Trust Administrator will at all times maintain a current Schedule I.

ARTICLE IV

MISCELLANEOUS

Section 4.1            Amendment. This Agreement may be amended from time to time upon agreement of either (i) all the parties to this Agreement provided, that the consent of the Interest Holders will be required only to the extent that such Interest Holders, any Related Specified Assets or such Interest Holders’ direct or indirect interests therein or rights thereto are materially and adversely affected by such amendment or (ii) in the case of an amendment that materially affects the Specified Assets allocated to one or more (but not all) Specified Interests, the Titling Trust, the Titling Trust Administrator, the Titling Trustee, each Multiple-Use SPV and each Interest Holder as to which the Specified Assets so materially affected constitute Related Specified Assets.  However, the Titling Trust Administrator will provide each nationally recognized statistical rating organization designated by DCFS USA by notice to the Titling Trust Administrator that continues to rate any outstanding securities or Titling Trust Notes (each, a “Designated Rating Agency”) a copy of each such amendment, and no such amendment will take effect if it results in a reduction, withdrawal or downgrade of the then-current rating, if any, of any outstanding Securities or outstanding Titling Trust Notes by any such Designated Rating Agency.

Section 4.2            GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)          THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           The parties submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement.  The parties irrevocably waive, to the fullest extent they may do so, any objection that they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 4.3            Binding Effect.  All covenants and agreements contained in this Agreement will be binding upon, and inure to the benefit of, the Persons from time to time party to this Agreement and their respective successors and permitted assigns, all as provided in this Agreement.  Any request, notice, direction, consent, waiver or other instrument or action by a party hereto will bind the successors and assigns of such party.  Except as otherwise provided in this Agreement, no other Person will have any right or obligation under this Agreement.

Section 4.4            Headings.  The various headings in this Agreement are included for convenience only and will not affect the meaning or interpretation of any provision of this Agreement.

Section 4.5            Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, and all of which will together constitute one and the same instrument.

Section 4.6            Notices.  Unless otherwise specified in this Agreement, all notices, requests, demands, consents or other communications to or from the parties to this Agreement will be in writing (which may include notices, requests, demands, consents or other communications that are transmitted electronically or that are electronically posted to a password-protected website, provided that recipients will be notified of any such electronic posting and receipt of such notification will be confirmed in accordance with this Section 4.6 or confirmed by telephone).  Notices, requests, demands, consents and other communications will be deemed to have been given and made, (i) in the case of a letter, upon delivery or, in the case of a letter mailed via registered first class mail, postage prepaid, 3 days after deposit in the mail; (ii) in the case of a facsimile, when receipt is confirmed by telephone or by reply email or reply facsimile from the recipient; (iii) in the case of an email, when receipt is confirmed by telephone or by reply email from the recipient; and (iv) in the case of an electronic posting to a password-protected website, upon printed confirmation of the recipient’s access to such password-protected website, or when notification of such electronic posting is confirmed in accordance with clauses (i) through (iii) above.  Unless otherwise specified in this Agreement, any such notice, request, demand, consent or other communication will be delivered or addressed as set forth on Schedule I or at such other address or facsimile number as any party may designate by notice to the other parties.

Section 4.7            Severability.  If any one or more of the covenants, agreements, provisions or terms of this Agreement is held invalid, illegal or unenforceable, then such covenants, agreements, provisions or terms will be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and will in no way affect the validity, legality or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

Section 4.8            Limitation of Liability.  (a)  It is expressly understood and agreed by the parties to this Agreement that (i) this Agreement is executed and delivered by BONY, not individually but solely as Titling Trustee, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Titling Trust are made and intended not as personal representations, undertakings and agreements by BONY but are made and intended for the purpose of binding only the Titling Trust, (iii) nothing contained in this Agreement will be construed as creating any liability on BONY, individually or as Titling Trustee, to perform any covenant either expressed or implied contained in this Agreement, all such liability, if any, being expressly waived by the parties to this Agreement and by any Person claiming by, through or under the parties to this Agreement and (iv) under no circumstances will BONY be personally liable for the payment of any indebtedness or expenses of the Titling Trust or any Interest Holder, or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Titling Trust or any Interest Holder under this Agreement or otherwise.  Notwithstanding any other part of this Agreement, BONY (either in its individual capacity or in any other capacity) will not constitute an “Interest Holder.”  No negative inference will be drawn from this Section 4.8(a) as to the rights and protections applicable to any other party.

(b)           It is expressly understood and agreed by the parties to this Agreement that (i) each of the representations, undertakings and agreements made in this Agreement on the part of any indenture trustee, owner trustee or other trustee from time to time becoming a party to this Agreement (collectively, the “Trustees” and each a “Trustee”), are made and intended not as personal representations, undertakings and agreements by such Trustee but are made and intended for the purpose of binding only the Titling Trust or the Interest Holder or other Person on behalf of which such Trustee is acting, as the case may be, (ii) nothing contained in this Agreement will be construed as creating any liability on any Trustee, individually, to perform any covenant either express or implied contained in this Agreement, all such liability, if any, being expressly waived by the parties to this Agreement and by any Person claiming by, through or under the parties to this Agreement and (iii) under no circumstances will any Trustee be personally liable for the payment of any indebtedness or expenses of the Titling Trust or any Interest Holder on behalf of which such Trustee is acting, or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Titling Trust or any Interest Holder under this Agreement or otherwise.  No negative inference will be drawn from this Section 4.8(b) as to the rights and protections applicable to any other party.

Section 4.9           WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

DCFS USA LLC, as Titling Trust Administrator and as an Interest Holder

By:	/s/ Andreas Hinrichs
Name: Andreas Hinrichs
Title: Vice President and Chief Operations Officer

[Signature Page to Intercreditor Agreement]

DAIMLER TRUST HOLDINGS LLC, as the Initial Beneficiary, as a Multiple-Use SPV and an Interest Holder

By:	/s/ Steven. C. Poling
Name: Steven. C. Poling
Title:

[Signature Page to Intercreditor Agreement]

DAIMLER TRUST, as Original Titling Trust

By:	THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Trustee

By:	/s/ Kristine K. Guilo
Name: Kristine K. Guilo
Title: Vice President

[Signature Page to Intercreditor Agreement]

Form of JOINDER AGREEMENT

[__________________________], 20[__]

BNY Mellon Trust of Delaware,
  as Trustee of Daimler Trust
100 White Clay Center, Suite 102
Newark, Delaware 19711

Re: Mercedes-Benz Auto Lease Trust 201[__]-[__]

Ladies and Gentlemen:

Reference is made to the Intercreditor Agreement, dated as of August 1, 2007 (as amended, restated, modified or otherwise supplemented from time to time, the “Intercreditor Agreement”), among Mercedes-Benz Financial Services USA LLC (f/k/a DCFS USA LLC), a Delaware limited liability company (“MBFS USA”), as Titling Trust Administrator and as Interest Holder, Daimler Trust, a Delaware statutory trust (the “Titling Trust”), Daimler Trust Holdings LLC, a Delaware limited liability company, as the successor to MBFS USA as Initial Beneficiary of the Titling Trust and as an Interest Holder, and the other persons party thereto from time to time. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Intercreditor Agreement.

This is a Joinder Agreement and is delivered to you pursuant to Section 3.1(a) of the Intercreditor Agreement by MBFS USA (the “Existing Party”) and [__________________________] (the “New Interest Holder”).

The New Interest Holder:

(a)	acknowledges and confirms that it has received a copy of and reviewed the Intercreditor Agreement;

(b)	agrees to be bound by the Intercreditor Agreement as if it were an original signatory to the Intercreditor Agreement as an Interest Holder; and

(c)	advises each of you of the following administrative details with respect to the New Interest Holder for purposes of the Intercreditor Agreement:

Institution Name: [__________________________]
Attention:             [__________________________]
   [__________________________]
   [__________________________]
Facsimile:

This Joinder Agreement may be executed in any number of counterparts, each of which counterparts will be an original, and all of which counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Existing Party

By:

By:

[_____________________________________________] as New Interest Holder

By:

By: